CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-209163 on Form S-3 of our report dated March 24, 2016, relating to the consolidated financial statements and financial statement schedules of MetLife Insurance Company USA (formerly MetLife Insurance Company of Connecticut) and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, and to the reference to us as Experts under the heading “Independent Registered Public Accounting Firm” in the prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

April 12, 2016